Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268607

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated March 17, 2023)

Scilex Holding Company

Up to 28,078,672 Shares of Common Stock

This prospectus supplement supplements the prospectus dated March 17, 2023 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-268607) for which Post-Effective Amendment No. 1 was filed with the Securities and Exchange Commission on March 13, 2023 and declared effective by the Securities and Exchange Commission on March 17, 2023. This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 26, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale from time to time of up to 28,078,672 shares of our common stock, par value $0.0001 per share (the “Common Stock”), by YA II PN, Ltd., a Cayman Islands exempt limited partnership (the “Selling Securityholder”). The shares included in the Prospectus and this prospectus supplement consist of shares of Common Stock that we have issued or that we may, in our discretion, elect to issue and sell to the Selling Securityholder, from time to time, pursuant to a standby equity purchase agreement we entered into with the Selling Securityholder on November 17, 2022, as amended and restated on February 8, 2023 (the “A&R Yorkville Purchase Agreement”), in which the Selling Securityholder has committed to purchase from us, at our direction, up to $500,000,000 of our Common Stock, subject to terms and conditions specified in the A&R Yorkville Purchase Agreement.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SCLX”. On April 25, 2023, the last reported sales price per share of our Common Stock was $6.79.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 15 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 26, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2023

SCILEX HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-39852	92-1062542
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

960 San Antonio Road, Palo Alto, California, 94303
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (650) 516-4310

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SCLX	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $11.50 per share	SCLXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

Press Release

In connection with the Order (as defined below), Scilex Holding Company (the “Company”) issued a press release on April 25, 2023, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1.

The information under this Item 7.01 of this Current Report on Form 8-K is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such a filing. This report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 8.01. Other Events.

As previously disclosed, the Company’s majority stockholder, Sorrento Therapeutics, Inc. (“Sorrento”) and its wholly-owned direct subsidiary, Scintilla Pharmaceuticals, Inc. (together with Sorrento, the “Debtors”), commenced voluntary proceedings under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code,” and such cases, the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

As previously disclosed, on or around January 19, 2023, Sorrento distributed shares of the Company’s common stock to Sorrento’s stockholders (the “Distributed Stock”), which were restricted from being further transferred until May 11, 2023 (the “Lock-up”) as reflected in a restrictive legend.

On April 24, 2023, the Official Committee of Unsecured Creditors in the Chapter 11 Cases filed the Official Committee of Unsecured Creditors’ Emergency Motion to Extend the Application of the Automatic Stay to Continue the Restricted Trading Period for Shares of Scilex Stock Distributed to the Debtors’ Shareholders (the “Motion”), seeking the Bankruptcy Court’s extension of the application of the automatic stay to continue the restricted trading period for the Distributed Stock.

On April 25, 2023, the Bankruptcy Court entered an order approving the relief requested in the Motion (the “Order”). As set forth in the Order, the Bankruptcy Court extended the Lock-up period for the Distributed Stock until September 1, 2023 (or an otherwise earlier date to be determined, as set forth in the Order). Accordingly, as described in the Order, any shares of the Distributed Stock (including any such shares held by brokerage firms) may not be sold, transferred or otherwise disposed of and the holders of Distributed Stock are prohibited from causing or encouraging any third party to do the same. This extension applies only to the Distributed Stock and does not apply to any securities of Scilex held by Sorrento or any other Scilex securities.

The Company has notified its transfer agent of the Order and the extension of the Lock-up period and, in light of the Order, the restrictive legend on each share of Distributed Stock will be updated to read as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, PLEDGED, HYPOTHECATED, LOANED, ENCUMBERED OR OTHERWISE DISPOSED OF WITHOUT THE CONSENT OF SCILEX HOLDING COMPANY (THE “COMPANY”) PRIOR TO SEPTEMBER 1, 2023. A TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE SHALL BE DEEMED TO INCLUDE, WITHOUT LIMITATION, THE (A) SALE OR ASSIGNMENT OF, OFFER TO SELL, CONTRACT OR AGREEMENT TO SELL, GRANT OF ANY OPTION TO PURCHASE OR OTHERWISE DISPOSE OF OR AGREEMENT TO DISPOSE OF, DIRECTLY OR INDIRECTLY, OR ESTABLISHMENT OR INCREASE OF A PUT EQUIVALENT POSITION OR LIQUIDATION WITH RESPECT TO OR DECREASE OF A CALL EQUIVALENT POSITION WITHIN THE MEANING OF SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), WITH RESPECT TO, ANY SECURITY OF THE COMPANY, (B) ENTRY INTO ANY SWAP OR OTHER ARRANGEMENT THAT TRANSFERS TO ANOTHER, IN WHOLE OR IN PART, ANY OF THE ECONOMIC CONSEQUENCES OF OWNERSHIP OF ANY SECURITY OF THE COMPANY, WHETHER ANY SUCH TRANSACTION IS TO BE SETTLED BY DELIVERY OF SUCH SECURITIES, IN CASH OR OTHERWISE, AND (C) ENGAGEMENT, WHETHER DIRECTLY OR INDIRECTLY, IN ANY (I) “SHORT SALE” (AS SUCH TERM IS DEFINED IN RULE 200 OF REGULATION SHO OF THE EXCHANGE ACT) OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR (II) HEDGING TRANSACTION, WHICH ESTABLISHES A NET SHORT POSITION WITH RESPECT TO ANY SECURITIES OF THE COMPANY (INCLUDING THE COMMON STOCK OF THE COMPANY), WITH RESPECT TO EACH OF CLAUSES (I) AND (II) HEREOF, EITHER FOR THE HOLDER’S OWN PRINCIPAL ACCOUNT OR FOR THE PRINCIPAL ACCOUNT OF ANY OTHER PERSON.

Cautionary Statement Concerning Forward-Looking Statements

This Current Report on Form 8-K includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the extension of the Lock-up period or earlier expiration of the Lock-up period and (ii) the update of the restrictive legend on the Distributed Stock. The Company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. These statements are based on various assumptions and on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability.

Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward-looking statements are subject to a number of risks and uncertainties, including the unpredictability of trading markets and whether a market will be established for the Company’s common stock and those factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”), in each case under the heading “Risk Factors,” and other documents of the Company filed, or to be filed, with the SEC. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently does not know or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date of this document. The Company anticipates that subsequent events and developments will cause its assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this document. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated April 25, 2023, entitled “Scilex Holding Company Announces that its Majority Stockholder, Sorrento Therapeutics, Inc., has Issued a Notice that Sorrento’s Bankruptcy Court has Extended the Lockup Period on Shares of Scilex Stock Distributed by Sorrento to its Stockholders as a Dividend”.

104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCILEX HOLDING COMPANY

By:	/s/ Jaisim Shah
Name:	Jaisim Shah
Title:	Chief Executive Officer & President

Date: April 25, 2023

Exhibit 99.1

FOR IMMEDIATE RELEASE April 25, 2023

Scilex Holding Company Announces that its Majority Stockholder, Sorrento Therapeutics, Inc., has Issued a Notice that Sorrento’s Bankruptcy Court has Extended the Lockup Period on Shares of Scilex Stock Distributed by Sorrento to its Stockholders as a Dividend

PALO ALTO, CALIFORNIA – April 25, 2023 (GLOBE NEWSWIRE) - Scilex Holding Company (Nasdaq: SCLX, “Scilex”) announced that its majority stockholder, Sorrento Therapeutics, Inc. (OTC: SRNEQ, “Sorrento”) has issued a notice that Sorrento’s bankruptcy court has extended the expiration of the restrictions on transfer on the shares of common stock of Scilex that were distributed by Sorrento to its stockholders as a dividend on January 19, 2023 (the “Distributed Stock”).

Sorrento Therapeutics, Inc. (OTC: SRNEQ, “Sorrento”), a biopharmaceutical company dedicated to the development of life-saving therapeutics to treat cancer, intractable pain, and infectious disease, today announced that, in connection with its ongoing chapter 11 case, the U.S. Bankruptcy Court for the Southern District of Texas entered an order extending the expiration of the restrictions on transfer on the Distributed Stock from May 11, 2023 to September 1, 2023 (or an otherwise earlier date to be determined, as set forth in the order).

Accordingly, as described in the Bankruptcy Court’s order, any shares of the Distributed Stock (including any such shares held by brokerage firms) may not be sold, transferred or otherwise disposed of and the holders of Distributed Stock are prohibited from causing or encouraging any third party to do the same. This extension applies only to the Distributed Stock and does not apply to any securities of Scilex held by Sorrento or any other Scilex securities.

About Scilex Holding Company

Scilex Holding Company is an innovative revenue-generating company focused on acquiring, developing and commercializing non-opioid pain management products for the treatment of acute and chronic pain. Scilex is uncompromising in its focus to become the global pain management leader committed to social, environmental, economic, and ethical principles to responsibly develop pharmaceutical products to maximize quality of life. Results from the Phase III Pivotal Trial C.L.E.A.R. Program for SEMDEXATM, its novel, non-opioid product for the treatment of lumbosacral radicular pain (sciatica), were announced in March 2022. Scilex intends to submit a request to the FDA for a type D meeting for purposes of pre-NDA discussion with the FDA. Scilex targets indications with high unmet needs and large market opportunities with non-opioid therapies for the treatment of patients with moderate to severe pain. Scilex launched its first commercial product ZTlido® in October 2018, in-licensed a commercial product Gloperba® in June 2022, and its third FDA-approved product ElyxybTM in April 2023. It is also developing its late-stage pipeline, which includes a pivotal Phase 3 candidate, and one Phase 2 and one Phase 1 candidate. Its commercial product, ZTlido® (lidocaine topical system) 1.8%, or ZTlido®, is a prescription lidocaine topical product approved by the U.S. Food and Drug Administration for the relief of pain associated with post-herpetic neuralgia, which is a form of post-shingles nerve pain. Scilex in-licensed the exclusive right to commercialize Gloperba® (colchicine USP) oral solution, an FDA-approved prophylactic treatment for painful gout flares in adults, in the U.S. Scilex in-licensed the exclusive rights to commercialize ElyxybTM (celecoxib oral solution) in the U.S. and Canada, the only FDA-approved ready-to-use oral solution for the acute treatment of migraine, with or without aura, in adults. Scilex is planning to commercialize Gloperba® and ElyxybTM in 2023 and is well-positioned to market and distribute the product. Scilex’s three product candidates are SP-102 (injectable dexamethasone sodium phosphate viscous gel product containing 10 mg dexamethasone), or SEMDEXA™, a Phase 3, novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain, or sciatica, with FDA Fast Track status; SP-103 (lidocaine topical system) 5.4%, a Phase 2 study, triple-strength formulation of ZTlido®, for the treatment of acute low back pain, with FDA Fast Track status; and SP-104, 4.5 mg Delayed Burst Release Low Dose Naltrexone Hydrochloride (DBR-LDN) Capsule, for the treatment of chronic pain, fibromyalgia that has completed multiple Phase 1 trial programs and is expected to initiate Phase 2 trials in 2023. For further information regarding the SP-102 Phase 3 efficacy trial, see NCT identifier NCT03372161 – Corticosteroid Lumbar Epidural Analgesia for Radiculopathy – Full Text View – ClinicalTrials.gov.

Scilex Holding Company is headquartered in Palo Alto, California.

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Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting concerning the matters discussed in this press release contain forward-looking statements related to Scilex and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding any early expiration of the restrictions on transfer on the Distributed Stock, Scilex’s long-term objectives and commercialization plans, future opportunities for Scilex, Scilex’s future business strategies, Scilex’s current and prospective product candidates, planned clinical trials and preclinical activities and potential product approvals, as well as the potential for market acceptance of any approved products and the related market opportunity; statements regarding ZTlido®, Gloperba®, ELYXYBTM, SP-102 (SEMDEXA™), SP-103 or SP-104, if approved by the FDA; Scilex’s development and commercialization plans; and Scilex’s products, technologies and prospects.

Risks and uncertainties that could cause Scilex’s actual results to differ materially and adversely from those expressed in our forward-looking statements, include, but are not limited to: risks regarding the compliance by brokerage firms with the orders of the U.S. Bankruptcy Court for the Southern District of Texas regarding record and beneficial ownership of Scilex common stock received by Sorrento’s stockholders in connection with Sorrento’s previously announced dividend; risks associated with the unpredictability of trading markets and whether a market will be established for Scilex’s common stock; general economic, political and business conditions; risks related to the ongoing COVID-19 pandemic; the risk that the potential product candidates that Scilex develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; risks relating to uncertainty regarding the regulatory pathway for Scilex’s product candidates; the risk that Scilex will be unable to successfully market or gain market acceptance of its product candidates; the risk that Scilex’s product candidates may not be beneficial to patients or successfully commercialized; the risk that Scilex has overestimated the size of the target patient population, their willingness to try new therapies and the willingness of physicians to prescribe these therapies; risks that the results of the Phase 2 trial for SP-103 or Phase 1 trials for SP-104 may not be successful; risks that the prior results of the clinical trials of SP-102 (SEMDEXA™), SP-103 or SP-104 may not be replicated; regulatory and intellectual property risks; and other risks and uncertainties indicated from time to time and other risks set forth in Scilex’s filings with the SEC. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release except as may be required by law.

Contacts:

Investors and Media

Scilex Holding Company

960 San Antonio Road

Palo Alto, CA 94303

Office: (650) 516-4310

Email: investorrelations@scilexholding.com

Website: www.scilexholding.com

# # #

SEMDEXA™ (SP-102) is a trademark owned by Semnur Pharmaceuticals, Inc., a wholly-owned subsidiary of Scilex Holding Company. A proprietary name review by the FDA is planned.

ZTlido® is a registered trademark owned by Scilex Pharmaceuticals Inc., a wholly-owned subsidiary of Scilex Holding Company.

Gloperba® is the subject of an exclusive, transferable license to use the registered trademark by Scilex Holding Company.

ELYXYBTM is the subject of an exclusive, transferable license to use the trademark by Scilex Holding Company.

All other trademarks are the property of their respective owners.

© 2023 Scilex Holding Company All Rights Reserved.

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